Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 Nos. 333-263098, 333-253791, 333-236493, 333-270065) pertaining to the 2014 Equity Incentive Plan, 2020 Incentive Award Plan, 2020 Employee Stock Purchase Plan of Revolution Medicines, Inc.,

(2)	Registration Statement (Form S-3 No. 333-253790) of Revolution Medicines, Inc., and

(3)	Registration Statement (Form S-4 No. 333-274499) of Revolution Medicines, Inc.

of our reports dated February 23, 2023, relating to the consolidated financial statements of EQRx, Inc. as of December 31, 2022 and 2021 and for the two years then ended, and the effectiveness of internal control over financial reporting of EQRx, Inc. as of December 31, 2022, incorporated by reference in this Current Report on Form 8-K of Revolution Medicines, Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 9, 2023